Exhibit 99.1

Harley-Davidson Motorcycle Trust 2005-2

Annual Servicer Statement

As of December 31, 2005

	A-1 Notes	A-1 Notes	A-2 Notes	A-2 Notes	B Notes	B Notes	Ending	Servicer	Trustee
Distribution	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Principal	Fees	Fees
Date	Principal**	Interest-3.79%	Principal	Interest-4.07%	Principal**	Interest-4.27%	Balance	1.00%	0.00185%	Shortfalls

January-05	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
February-05	—	—	—	—	—	—	—	—	—	—
March-05	—	—	—	—	—	—	—	—	—	—
April-05	—	—	—	—	—	—	—	—	—	—
May-05	—	—	—	—	—	—	—	—	—	—
June-05	7,096,267.13	769,054.17	—	425,959.42	—	65,508.92	767,903,732.87	449,716.56	1,194.79	—
July-05	18,389,647.49	1,515,695.96	—	851,918.83	—	131,017.83	749,514,085.38	443,803.01	1,183.85	—
August-05	21,458,889.40	1,457,615.32	—	851,918.83	—	131,017.83	728,055,195.98	624,595.07	1,155.50	—
September-05	22,657,670.84	1,389,840.99	—	851,918.83	—	131,017.83	705,397,525.14	606,712.66	1,122.42	—
October-05	21,162,963.02	1,318,280.52	—	851,918.83	—	131,017.83	684,234,562.12	587,831.27	1,087.49	—
November-05	20,849,642.98	1,251,440.83	—	851,918.83	—	131,017.83	663,384,919.14	570,195.47	1,054.86	—
December-05	18,755,950.59	1,185,590.70	—	851,918.83	—	131,017.83	644,628,968.55	552,820.77	1,022.72	—

Totals	$130,371,031.45	$8,887,518.49	$—	$5,537,472.40	$—	$851,615.90		$3,835,674.81	$7,821.63	$—

** Principal payments are allocated first to Class A-1 Notes until paid in full, second to the Class A-2 Notes until paid in full, and third to the Class B Notes until paid in full.